INDEPENDENT CONTRACTOR AGREEMENT

        This Agreement (the "Agreement") is made as of October 1, 2002 (the "Effective Date"), by and between Fortis Enterprises, a Nevada corporation ("Fortis"), and Matt Lettau, an individual residing at ____________________ (the "Independent Contractor").

1. Services and Obligations of the Independent Contractor.

1.1 Scope of the Services. During the term of this Agreement, the Independent Contractor shall perform the services described in each Engagement Addendum attached hereto as Exhibit A (the "Services").

1.2 Method of Performing the Services. The Independent Contractor will determine the method, details and means of performing the Services.

1.3 Office Space and Support Staff. The Independent Contractor will be responsible for supplying his own office space but may perform Services under this Agreement on Fortis' premises at Fortis' request. The Independent Contractor will be responsible for supplying his own office support staff, if any. Any and all personnel hired by the Independent Contractor, as employees, consultants, agents or otherwise (collectively "Staff") shall be the responsibility of the Independent Contractor. The Independent Contractor will inform all Staff in writing at the time that such Staff are hired by the Independent Contractors that such Staff are not employees of Fortis and that Fortis has no present or future obligation to employ such Staff or provide such Staff with any compensation and/or employment benefits. The Independent Contractor will be solely responsible for the acts of such Staff and the Staff will conduct their activities at the Independent Contractor's risk, expense and supervision. The Independent Contractor warrants and covenants that the Staff shall be subject to all of the obligations applying to the Independent Contractor pursuant to this Agreement and that each member of the Staff shall execute a copy of this Agreement.

1.4 Withholding, Taxes and Benefits. The Independent Contractor will be responsible for withholding, accruing and paying all income, social security and other taxes and amounts required by law for the Consulting Fee (as defined below in Section 2.1) and all payments to the Staff, if any. The Independent Contractor will also be responsible for all statutory insurance and other benefits required by law for the Independent Contractor and the Staff and all other benefits promised to the Staff by the Independent Contractor, if any. The Independent Contractor shall provide Fortis with a completed W-9 form.

1.5 Proprietary Rights and Confidentiality. As a condition of this Agreement, Independent Contractor shall execute the "Contractor Confidential Information, Invention Assignment and Arbitration Agreement" attached hereto as Exhibit B and made a part hereof by this reference.

2. Compensation and Obligations of Fortis.

2.1 Compensation. During the term of any Engagement Addendum, Fortis will pay the Independent Contractor the fee specified in such Engagement Addendum (attached hereto as Exhibit A) (the "Consulting Fee"). The Consulting Fee shall constitute the Independent Contractor's sole compensation for the performance of the Independent Contractor's services under this Agreement. Fortis may offset any amount payable hereunder against any payments due from the Independent Contractor pursuant to any other written agreement or arrangement.

3. Term and Termination.

3.1 Term. This Agreement shall be effective from the Effective Date written above until terminated as hereinafter provided (the "Term"). Each Engagement Addendum attached hereto as Exhibit A shall remain in effect for the period specified in such Exhibit. The term of any Engagement Addendum may be extended for additional periods of time upon the mutual agreement by the parties at any time prior to the expiration of the then-current term of such Engagement Addendum.

3.2 Termination. If no Engagement Addendum is in effect, either party may terminate this Agreement upon written notice to the other with 90 days notice.

3.3 Effect of Termination and Survival. Upon the termination of this Agreement for whatever reason: (a) all obligations of the parties hereunder shall cease; (b) Fortis shall pay the Independent Contractor all Consulting Fees due up to the date of such termination, except as otherwise provided in the applicable Engagement Addendum; and (c) the Independent Contractor shall return to Fortis all Confidential Information (as defined in Exhibit B). The terms of this Section 3.3 and Exhibit B shall survive the Term of this Agreement however terminated.

4. Relationship Between Fortis and the Independent Contractor. On and after the Effective Date, the Independent Contractor and his Staff, if any, shall at all times be and be deemed to be independent contractors of Fortis. Neither the Independent Contractor nor any of his Staff is an employee or agent of Fortis for any purpose whatsoever, and shall not be entitled to paid vacation days, sick days, holidays or any other benefits provided to Fortis employees. The Independent Contractor agrees that no income, social security or other taxes or amounts shall be withheld or accrued by Fortis for the Independent Contractor's benefit or for the benefit of his Staff and no statutory insurance shall be written by Fortis on behalf of the Independent Contractor or the employees of the Independent Contractor. Neither the Independent Contractor nor any of his Staff shall, under any circumstances, have any authority to act for or to bind Fortis or to sign the name of Fortis or to otherwise represent that Fortis is in any way responsible for his acts or omissions. Neither the Independent Contractor nor his Staff has or have any authority to create any contract or obligation, express or implied, on behalf of, in the name of, or binding upon Fortis. It is anticipated that the Independent Contractor will perform services as an independent contractor, employee, officer or director for parties other than Fortis during the Term.

5. Miscellaneous.

5.1 This Agreement cannot be assigned by either party without the other's prior written consent, except in connection with a merger, reorganization or sale of substantially all of the assets of Fortis.

5.2 This Agreement, including the Exhibits hereto, supersedes any and all agreements, either oral or in writing, between the parties hereto with respect to the services of Independent Contractor, and contains all of the covenants and agreements between the parties with respect to such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to this Agreement or the services to be rendered under it have been made by any party, or anyone acting on behalf of any party, which are not embodied herein. The foregoing shall not be deemed to supersede or void any provision of that certain Confidential Termination and Separation Agreement and General Release entered into between Fortis and the Independent Contractor on or about the date of this Agreement, or of any agreement between Fortis and the Independent Contractor referenced therein.

5.3 No modification or waiver of this Agreement shall be binding unless in writing and signed by the parties hereto. The waiver by either party of any breach by the other party of any of its obligations hereunder or the failure of such party to exercise any of its rights in respect of such breach shall not be deemed to be a waiver of any subsequent breach.

5.4 Any controversy between Fortis and the Independent Contractor and/or his Staff or between any employee of Fortis and the Independent Contractor and/or his Staff, including, but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be rendered by any court having jurisdiction thereof. Fortis and the Independent Contractor shall share the costs of the arbitrator equally but shall each bear their own costs and legal fees associated with the arbitration. The location of the arbitration shall be in Altamonte Springs, Florida.

5.5 This Agreement will be governed by and construed in accordance with the laws of the State of Florida.

5.6 Any notice or other communication under this Agreement shall be considered given when delivered personally or delivered by first class mail or express courier service (such as DHL Courier or Federal Express Courier) to the parties at their respective addresses set forth above (or at such other address as a party may specify by notice made pursuant to the terms of this Section 5.6).

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

FORTIS:

Fortis Enterprises, a Nevada corporation

By:/S/Stephen W. Carnes

Stephen W. Carnes, President

INDEPENDENT CONTRACTOR:

/S/Matt Lettau

Name of Independent Contractor

EXHIBIT A

ENGAGEMENT ADDENDUM

1. Date of Engagement Addendum: November 1, 2003

2. Name(s) of Independent Contractor Personnel Assigned to Engagement:  Matt Lettau

3. Description of Services: Consulting services in the areas of strategic development, mergers and acquisitions, and such other areas of corporate activity as Fortis and the Independent Contractor may mutually agree from time to time. Such services are intended to include, but not limited to:

3.1 Strategic Partner Introductions

The Independent Contractor will use reasonable best efforts throughout the term of this Engagement with the intent, without guarantee, to facilitate collaborative business consultation to the Company. There are a number of contacts, some at senior levels, to whom Independent Contractor may effect an introduction of Fortis for the purpose of assisting Fortis' pursuits. These introduction services may include, but are not necessarily limited to, the following, as determined and pursued by Independent Contractor to reasonable ability and discretion:

(i) Identify what specific types of companies/entities that best fit the parameters for a Fortis Strategic Partner(s).

(ii) Schedule and conduct introductory meetings with potential Strategic Partners.

(iii) Coordinate the follow-up conversations and meetings that might result from the original introductory meetings.

(iv) Advise Fortis on how best to assist Fortis in securing a desired prospective new Strategic Partner(s).

3.2 Strategic Consultant Introductions

Independent Contractor will use reasonable best efforts throughout the term of this Engagement to facilitate a collaborative relationship with other consultants. There are a number of consultants to whom Independent Contractor may effect an introduction of Fortis for the purpose of assisting Fortis' pursuits.

3.3 Direct Consulting

In regard to strategic planning, Independent Contractor will, to the extent of Independent Contractor's abilities, review Fortis' current and proposed structures with regard to budget and business plan objectives, and written materials relating to strategic planning which are supplied to Independent Contractor, and reasonably discuss comments and questions.

3.4 Additional Consulting

Independent Contractor may also provide the following services to Fortis, if and as agreed to in writing, during the term of this Engagement, or same may be supplied by other introducing Consultants:

(i) Assistance and advisement as to Fortis' formal Business Plan or amendments within the ability of Independent Contractor.

(ii) Introductions to legal counsel, accounting, investment banking and other professionals to provide services to Fortis as needed.

(iii) Introductions to potential strategic partners, business associates and other contacts to assist Fortis with the implementation of its business plan.

(iv) Identifying candidates for potential mergers and acquisitions.

(v) Introductions to technical professionals who are competent in executing the business's development needs.

Any and all services of Independent Contractor shall be provided on an as-needed, on-call basis. Fortis understands and agrees that the services of the Independent Contractor shall be rendered in whatever manner deemed appropriate by the Independent Contractor and shall not be for a specific amount of time and shall not require any specific deliverables or reports. Independent Contractor shall be entitled to deliver the services via phone or email, at his discretion. Independent Contractor shall only be required to be reasonably available by phone and email and shall not be required to be on-site at any time. Unless otherwise agreed by Independent Contractor, telephone or email interactions shall not exceed thirty (30) hours per week. In addition, Fortis agrees that the value of the services is in the opinions and recommendations reached by the Independent Contractor based on his training, experience and knowledge of Fortis. Fortis understands that the Independent Contractor makes no representations or warranties regarding the opinions and recommendations other than that they are the opinions and recommendations reached by the Independent Contractor based on the facts and circumstances as described to him. Any services rendered by Consultant under terms of this Agreement shall NOT be for capital raising, promotional or IR services.

4. Duration of Engagement:

Start Date: November 1, 2003

End Date: October 31, 2004

5. Compensation: Consulting Fee consisting of:

5.1 Monthly Fee Retainer

On a monthly basis up until this Engagement terminates, Fortis shall pay, at Fortis' sole option, Independent Contractor $7,500 per month in either cash or registered shares of common stock, which first payment shall be due on the 15th of each month, and each monthly payment thereafter shall be due and payable on the same day of each month, as a fee for Independent Contractor's services under this Engagement.

5.2 Monthly Business Consultation Compensation

As a non-refundable payment for Business Consultation and advice, Fortis shall make available to Independent Contractor, at Fortis' sole option, a sum of $5,000 in cash or in registered shares of common stock per month, to compensate for all fees and expenses of Independent Contractor and its Staff, firms or persons specifically engaged and contracted to Independent Contractor without the need of Independent Contractor to supply any accounting. Independent Contractor hereby agrees that no other fees or expenses are due as of this date under this Engagement; provided however:

5.3 Non-accountable, Miscellaneous Expense Reimbursement

From time to time, upon approved invoice to Fortis, Fortis may pay cash or additional registered shares of common stock to the Independent Contractor as full satisfaction of such invoiced amount.

5.4 Tradability of Shares

The parties acknowledge that if Fortis decides to pay any fees in shares of registered common stock, such shares shall be, upon issuance, freely tradable by Independent Contractor without restriction and shall be deemed earned by the Independent Contractor, and not subject to return to Fortis for any reason whatsoever.

6. Termination: Notwithstanding anything to the contrary in Section 3.2 of the attached Agreement, this Engagement Addendum may be terminated as follows:

(i) By Fortis at any time, with or without Cause (as defined below), provided that a termination of this Engagement for Cause shall be effective only upon 10 days written notice from Fortis to Independent Contractor.

(ii) Upon the death or disability of Independent Contractor.

(iii) By mutual agreement of Fortis and Independent Contractor.

(iv) By Independent Contractor for any reason, provided that a termination of this Engagement by Independent Contractor shall be effective only upon 10 days written notice from Independent Contractor to Fortis.

For purposes of this Engagement, Fortis shall have "Cause" to terminate this Engagement upon Independent Contractor's:

(i) Commission of a felony involving moral turpitude; or

(ii) Death; provided that the Independent Contractor's beneficiaries shall be entitled to receive his compensation through the last day of the month in which his death occurs; or

(iii) Commission of any act of fraud, theft, or embezzlement involving assets of the Fortis; or

(iv) The Independent Contractor shall become physically or mentally disabled so that he is unable substantially to perform his services for (i) a period of 30 consecutive days, or (ii) for shorter periods aggregating 60 days during any twelve-month period. Notwithstanding such disability Fortis shall continue to pay Independent Contractor his compensation through the date of such termination.

In addition, Fortis may terminate this Engagement Addendum upon 5 days' written notice to the Independent Contractor upon any hiring, or retention as a consultant, contractor, or director, of the Independent Contractor in connection with a business which, in the reasonable discretion of Fortis, is a direct competitor of Fortis in the area of commercial and residential restoration services and where Independent Contractor is participating in the business unit, including as an advisor, which is engaged in the competitive line of business (a "Competitor"). Within 30 days of beginning employment or retention by a person or entity other than Fortis during the term of this Engagement Addendum, the Independent Contractor shall notify Fortis of the identity of such person or entity.

7. Survival of Business Combination Introductions. Independent Contractor shall be entitled to receive the full fee set forth in Paragraph 5.3 above in the event discussions are held with a party to a Business Combination during the term of this Engagement and a Transaction or other Business Combination is consummated with such entity or individual within two (2) years from the expiration or termination of this Agreement.

FORTIS:

Fortis Enterprises, a Nevada corporation

By:/S/Stephen W. Carnes

Stephen W. Carnes, President

INDEPENDENT CONTRACTOR:

/S/Matt Lettau

NAME OF INDEPENDENT CONTRACTOR

EXHIBIT B

FORTIS ENTERPRISES

CONTRACTOR CONFIDENTIAL INFORMATION AND ARBITRATION AGREEMENT

As a condition of the retention of Independent Contractor by Fortis Enterprises, its subsidiaries, affiliates, successors or assigns (together "Fortis"), and in consideration of Independent Contractor's receipt of consulting fees now and hereafter paid by Fortis, Independent Contractor agrees to the following. As used herein, the term "Independent Contractor" shall include the Independent Contractor as well as any specific Independent Contractor personnel named at the end of this Agreement.

1. Confidential Information.

(a) Fortis Information. Independent Contractor agrees at all times during the term of his retention by Fortis and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Fortis, or to disclose to any person, firm or corporation except for the benefit of Fortis and with written authorization of an authorized officer of Fortis, any Confidential Information of Fortis. Independent Contractor understands that "Confidential Information" means any Fortis proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of Fortis on whom Independent Contractor called or with whom Independent Contractor became acquainted during the term of his retention by Fortis), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to the Independent Contractor by Fortis either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Independent Contractor further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Independent Contractor or of others who were not under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b) Former Client Information. Independent Contractor agrees that it will not, during his engagement with Fortis, improperly use or disclose any proprietary information or trade secrets of any former or concurrent client of the Independent Contractor or of other person or entity and that Independent Contractor will not bring onto the premises of Fortis any unpublished document or proprietary information belonging to any such client, person or entity unless consented to in writing by such client, person or entity.

(c) Third Party Information. Independent Contractor recognizes that Fortis has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Fortis's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Independent Contractor agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for Fortis consistent with Fortis's agreement with such third party.

2.   Returning Fortis Documents. Independent Contractor agrees that, upon termination of the Independent Contractor's services for Fortis, Independent Contractor will deliver to Fortis (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by it pursuant to his performance of services for Fortis or otherwise belonging to Fortis, its successors or assigns, including, without limitation, those records maintained. Upon termination of the Independent Contractor's services for Fortis, Independent Contractor agrees to sign and deliver the "Termination Certification" attached hereto as Attachment 1.

3.   Solicitation of Employees. Independent Contractor agrees that for a period of twelve (12) months immediately following the termination of his relationship with Fortis for any reason, whether with or without cause, Independent Contractor shall not either directly or indirectly solicit, induce, recruit or encourage any of Fortis's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of Fortis, either for itself or for any other person or entity.

4. Representations. Independent Contractor agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Independent Contractor represent that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by it in confidence or in trust prior to his retention by Fortis. Independent Contractor have not entered into, and Independent Contractor agrees it will not enter into, any oral or written agreement in conflict herewith.

5.   Remedies. Independent Contractor acknowledges that any breach of his obligations under this Agreement may result in irreparable injury for which Fortis shall have no adequate remedy at law. Accordingly, if Independent Contractor breaches or threatens to breach any of Independent Contractor's obligations under this Agreement, Fortis shall be entitled, without proving or showing any actual damage sustained, to a temporary restraining order, preliminary injunction, permanent injunction and/or order compelling specific performance to prevent or cease the breach of Independent Contractor's obligations under this Agreement. Nothing in this Agreement shall be interpreted as prohibiting Fortis from obtaining any other remedies otherwise available to it for such breach or threatened breach, including the recovery of damages.

6.   Arbitration. Any controversy between Fortis and the Independent Contractor or between any employee of Fortis and the Independent Contractor, including, but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be rendered by any court having jurisdiction thereof. Fortis and the Independent Contractor shall share the costs of the arbitrator equally but shall each bear their own costs and legal fees associated with the arbitration. The location of the arbitration shall be in Altamonte Springs, Florida.

7.   General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Florida. Independent Contractor hereby expressly consents to the personal jurisdiction of the state and federal courts located in Florida for any lawsuit filed there against it by Fortis arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between Fortis and Independent Contractor relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Independent Contractor's duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon Independent Contractor's heirs, executors, administrators and other legal representatives and will be for the benefit of Fortis, its successors, and its assigns.

8.   Acknowledgements by Independent Contractor. The Independent Contractor acknowledges and agrees to each of the following items:

(a) It is executing this Agreement voluntarily and without any duress or undue influence by Fortis or anyone else; and

(b) It has carefully read this Agreement. Independent Contractor has asked any questions needed for it to understand the terms, consequences and binding effect of this Agreement and fully understand them, including that Independent Contractor is waiving his right to a jury trial by signing below; and

(c) It sought the advice of an attorney of his choice if Independent Contractor wanted to before signing this Agreement.

FORTIS:

Fortis Enterprises, a Nevada corporation

By:/S/Stephen W. Carnes

Stephen W. Carnes, President

INDEPENDENT CONTRACTOR:

/S/Matt Lettau

NAME OF INDEPENDENT CONTRACTOR

ATTACHMENT 1

FORTIS ENTERPRISES

TERMINATION CERTIFICATION

        This is to certify that Independent Contractor does not have in his possession, nor has Independent Contractor failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Fortis Enterprises, its subsidiaries, affiliates, successors or assigns (together, the "Fortis").

        Independent Contractor further certifies that it has complied with all the terms of Fortis' Contractor Confidential Information and Arbitration Agreement signed by it, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by it (solely or jointly with others) covered by that agreement.

        Independent Contractor further agrees that, in compliance with the Contractor Confidential Information, Invention Assignment, and Arbitration Agreement, it will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of Fortis or any of its employees, clients, consultants or licensees.

        Independent Contractor further agrees that for twelve (12) months from this date, Independent Contractor will not hire any employees of Fortis and Independent Contractor will not solicit, induce, recruit or encourage any of Fortis's employees to leave their employment.

Date:_______________________

_______________________________________

Signature

_______________________________________

Name of Independent Contractor (typed or printed)

[DO NOT SIGN THIS PAGE ON INITIAL EXECUTION OF AGREEMENT

SIGN ONLY WHEN AGREEMENT IS TERMINATED]